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Exhibit 21.1

SUBSIDIARIES OF ELECTRONICS BOUTIQUE HOLDINGS CORP.

1.	EB Investment Corp—a Delaware corporation
2.	Electronics Boutique of America Inc.—a Pennsylvania corporation
3.	Electronics Boutique Canada Inc.—a Canadian corporation
4.	EB Catalog Company—a Nevada corporation
5.	EB Games Online, Inc.—a Nevada corporation
6.	Elbo, Inc.—a Delaware corporation
7.	EB Finance, Inc.—a Delaware corporation
8.	EB International Holdings, Inc.—a Delaware corporation
9.	Electronics Boutique Australia Pty. Ltd—an Australian company
10.	Electronics Boutique Korea Inc.—a Korean Corporation
11.	Electronics Boutique Denmark Holdings ApS—a Danish private company
12.	Electronics Boutique Denmark ApS—a Danish private company
13.	Electronics Boutique Norway AS—a Norwegian private company
14.	EB Italy srl, an Italian company
15.	Tradition Svenska AB, a Swedish company
16.	Electronics Boutique AG, a German company

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SUBSIDIARIES OF ELECTRONICS BOUTIQUE HOLDINGS CORP.